Rennova Health, Inc.

Interview with Uptick Newswire

Jolly: On today’s show, you’ve been asking for it. They were back on the show probably about a year ago, January the 18th to be exact. There’s been a lot of talk about this company and I thought we’d reach out to them and get them back on the show and find out what’s going on. I’m talking no other than Rennova Health Inc., they trade on the OTCQB, ticker symbol RNVA. Their market cap is around $2 million, I think they’re grossly undervalued. I have a better chance of getting ahold of the president than this guy; this guy is a very busy guy, we’re talking about Seamus Lagan, he’s the CEO and President of Rennova Health. Seamus welcome back to the show, I greatly appreciate it.

Lagan:Everett, I appreciate the invitation, thanks for having me.

Jolly: You know there’s been a lot of talk, you took over the new hospital in August 8th, 2017. But recently you announced another acquisition of a second rural hospital. Why do you like these rural hospital sectors?

Lagan: Everett, they, the rural hospitals have a strong support from the local community and, I believe they are a pretty predictable revenue source for us. As you know we have had a couple of very difficult years financially, we were very heavily focused in the diagnostic sector, substance abuse sector in Florida and that’s been a difficult sector to get paid on. So we believe that the change in focus to rural hospitals where there is a need in the local community for this service, is a more reliable revenue source for us, one that we should get paid for; look we’ve done quite a bit of diligence in these little rural hospitals and people have said to us, you know a lot of them fail, that is true. But if you look at the majority of hospitals that fail it’s because they’ve been encumbered with fairly significant mortgages on their local property with a local bank and it’s difficult for them to service those mortgages and pay that level of debt off. So, our structure allows us, with the parent company being public, to provide the funding from there, and hopefully not encumber the local property with any debt in the local banks. So, we like it, we see the whole government structure at the minute, the tax cuts, all of those things providing advantage to this little rural hospital marketplace for the next few years.

Jolly: Well you know speaking of the hospital you picked up in Tennessee, Oneida, Tennessee; you guys picked it up really for a dime. The whole inclusive package was a million dollars, it’s probably worth five million dollars. The reason why I ask you these questions is that in the hospital you guys have three divisions. You have a clinical laboratory operation, then the hospital and then your software. Can you break it down where we’re at, and how those incomes come in, and what you project for 2018?

Lagan: The hospital itself is mainly emergency room access, that’s the gateway, so we have a number of patients that then stay in the hospital. We also have a number of patients that require operations, particularly in Oneida, the small – as you said - $1 million we bought it for. And your valuation of $5 million is probably close to accurate. So, the small hospital we send out quite a number of patients from that hospital to hospitals in the adjoining areas and for example it’s probably 50 a month. Last month was exceptionally high, when we needed beds and we needed operations and we had to send out about 80 patients. So, this acquisition that we are trying to complete at the moment – it’s 38 miles down the road, less than one hour. Hospital is two to three times larger, it’s actually 85-bed hospital, much bigger surrounding population, more services. It’ll allow us to send quite a significant number of the patients that we’re sending out of Oneida; it’ll allow us to send them over there and retain that revenue. So, we think that this is a smart move for the company, again local geographic location, there will be synergy in employment and purchasing and it allows us to service that local community that needs a service and benefit from the revenues we can retain.

Jolly: Where are we at in the process of purchasing the second hospital? Can you tell us as much as you can about that?

Lagan: We disclosed publicly that CHS are the seller, they are focusing on their much bigger hospitals and from our perspective – you mentioned earlier – Oneida, we did buy it out of bankruptcy. We weren’t in a great financial position over the last couple of years, so that was an obvious first step if you like. This is a fully operating hospital, so we’ll have a much faster benefit from the revenue; it is in operation, we will be able to send the patients over from the other hospital effective immediately. So, we’re moving to close on that hospital in the second quarter here, as early in the second quarter as is possible. At this moment in time we have an integration team. You mentioned software, it’s well publicized we built a strong IT software division and our historical lab business, so we’re now able to utilize that team for the integration of this new acquisition and they’re actually on site at the moment, as we speak going through all the systems and integration to try and ensure a nice smooth transition. The seller, to be honest, has been pretty generous in facilitating a transition over time of some of the services. So even after we take ownership, we can rely on the seller to provide some of the services – for a fee of course – for as long as we need them, for a short period of time.

Jolly: You’ve been listening to Seamus Lagan, he is the CEO and President and director of Rennova Health Inc., they trade on the OTCQB, ticker symbol RNVA. I believe it’s grossly undervalued here at a half a penny. You know getting back to the Oneida hospital, I’ve been doing some research. My hat is taken off to you, you guys decreased the admin by $1.3 million, you reduced the headcount, I believe the headcount now is probably about 120. But more importantly are you guys projecting that you’ll do between $10 - $12 million from that?

Lagan: Oneida itself, we have stated publically that the hospital historically collected over $1 million, or approximately $1 million a month in revenue. We have said and continue to believe we will exceed that, so that plus bolting on the second hospital – which is two to three times that size – should give us a significant bump in revenue for 2018. Look forward to being back out of the doldrums we’ve experienced for the last couple of years here.

Jolly: You know about a year ago, you guys were on the NASDAQ, do you have any plans to return to that platform?

Lagan: We hope to, obviously we did assume a lot of debt in the parent and that, we didn’t meet the requirements for the net equity. We believe that a lot of the debt will be converted to equity throughout this year, and that will allow us to hopefully qualify for a full listing again or listing on an exchange sometime before the year is out.We don’t have definite plans as we speak but it’s obviously our ambition, and I believe it’s a better platform for our investors and shareholders.

Jolly: If I was listening to this interview, and I just discovered your company Rennova Health, ticker symbol RNVA, why should I go out and buy this stock today?

Lagan: I think that anyone looking at our company will see the last couple of years have been very difficult. I hope there is an appreciation that we have weathered our way through that. It’s not been pretty for our shareholders, many of them are suffering the losses as am I, as the largest private investor of the company, over a couple of years ago now. So, I think that anyone seeing this acquisition strategy and recognizing the benefit that the rural hospitals will deliver in revenue, along with the infrastructure that we have in place. This is a good recovery situation, we should come out of 2018 a lot stronger and well positioned for further acquisition and further growth in this sector.

Jolly: I want to give a disclaimer myself, I currently own 400,000 shares of this company that I have bought in the open market. In closing is there anything we didn’t get to touch upon that you would like to illustrate to the listeners out there?

Lagan: I think you covered quite a lot of it, you hit the key points. Obviously, we have secured a lot of outside capital in 2016 and 2017. I think we are well positioned, as I said, to see our revenues grow to where our levels of debt are pretty insignificant compared to revenue as this year goes on. Obviously, that was not the case for the past two years and I believe it hurt us in the marketplace. I think that once we get the next couple of quarters over and people are more assured that that growth is actually taking place, I think you’ll see a different valuation on our company before the year is over.

Jolly: Well, I’m a fan of management, I’m a fan of the company. Like I said I put my money where my mouth is. I own 400,000 shares I bought in the open market. I wish you nothing but continued success. Hopefully you will come back on the show in 30 or 40 days and give us all an update.

Lagan: I appreciate the opportunity, thank you for having me.